EXHIBIT 10.37

                       Purchase and Sale Agreement between
                   SpringHill SMC Corporation, as Seller, and
                   CNL Hospitality Partners, LP, as Purchaser,
                 and joined in by Marriott International, Inc.,
                relating to the SpringHill Suites - Gaithersburg

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          MARRIOTT INTERNATIONAL, INC.
                                     as MI,

                                       and

                           SPRINGHILL SMC CORPORATION

                                   as Seller,

                                       and

                          CNL HOSPITALITY PARTNERS, LP
                                  as Purchaser
                                            ---------------------------




                              Dated: June 30, 2000

                                TABLE OF CONTENTS
SECTION 1.  DEFINITIONS....................................................1
   1.1   "3-Pack Contract".................................................2
   1.1A     "Act of Bankruptcy"............................................2
   1.1B     "Aggregate Deposit"............................................2
   1.2 "Agreement".........................................................2
   1.3 "Intentionally Omitted".............................................3
   1.4 "Architect".........................................................3
   1.5 "`As-Built'Drawings"................................................3
   1.6 "Assets"............................................................3
   1.7 "Building Location Survey"..........................................3
   1.8 "Business Day"......................................................3
   1.10 "CHP"..............................................................3
   1.11 "CHLP".............................................................3
   1.12 "Closing"..........................................................3
   1.13 "Closing Date".....................................................3
   1.14 "Competitor".......................................................3
   1.14A "Confirmation of Membership Interest Pledge Agreement\............4
   1.15 Intentionally Omitted..............................................4
   1.16 "Controlling Interest".............................................4
   1.17     Intentionally Omitted..........................................4
   1.18     Intentionally Omitted..........................................4
   1.19     Intentionally Omitted..........................................4
   1.20     Intentionally Omitted..........................................4
   1.20A    "Deposit"......................................................4
   1.21 "Engineer".........................................................4
   1.22 "Entity"...........................................................4
   1.23 "Environmental Report".............................................4
   1.24 "Excluded Assets"..................................................4
   1.25 "FAS"..............................................................5
   1.26 "FF&E\.............................................................5
   1.27 "FF&E Schedule\....................................................5
   1.28 \Intentionally Omitted\............................................5
   1.29 "Franchise Agreement\..............................................5
   1.30 "Guarantors\.......................................................5
   1.31 "Guaranty of Landlord's Obligations\...............................5
   1.32 "Immaterial Taking\................................................5
   1.33 "Improvements\.....................................................5
   1.34 "Intangible Property\..............................................6
   1.35 "Inventories\......................................................6
   1.36 "Lease\............................................................6
   1.37 "Limited Rent Guaranty\............................................6
   1.38 \Intentionally Omitted\............................................6
   1.39 \Intentionally Omitted\............................................6
   1.39A "Membership Interest Pledge\......................................6
   1.40 "Mere Director\....................................................7
   1.41 "MI\...............................................................7
   1.42 Intentionally Omitted..............................................7
   1.43 "Opening Date\.....................................................7
   1.44     "Outside Substantial Completion Date"..........................7
   1.45 "Owner Agreement\..................................................7
   1.46 "Intentionally Omitted\............................................7
   1.47 "Permitted Encumbrances\...........................................7
   1.48 "Person\...........................................................8
   1.49 "Plans and Specifications\.........................................8
   1.50 "Property\.........................................................8
   1.51 Intentionally Omitted..............................................8
   1.52 "Proprietary Information\..........................................8
   1.53 "Purchaser\........................................................8
   1.53A"Purchase Price\...................................................8
   1.54 "Real Property\....................................................8
   1.55 "Reserve\..........................................................8
   1.56 "Seller\...........................................................8
   1.57 \Intentionally Omitted\............................................8
   1.58 \Intentionally Omitted\............................................8
   1.59 "Substantial Completion\...........................................8
   1.60 "Surveyor\.........................................................9
   1.61 "Systems Standards Manual\.........................................9
   1.62 "Tenant\...........................................................9
   1.63 "Title Commitments\................................................9
   1.64 "Title Company\....................................................9
SECTION 2.  PURCHASE-SALE; DILIGENCE.......................................9
   2.1 Purchase-Sale.......................................................9
   2.2 Diligence Inspections...............................................9
   2.3 Title Matters......................................................10
   2.4 Survey.............................................................11
   2.5 Environmental Reports..............................................12
2.6 Immaterial Taking.....................................................12
   2.7   Changes to Plans and Specifications..............................13
SECTION 3.  PURCHASE AND SALE.............................................13
   3.1 Closing............................................................13
   3.2 Intentionally Omitted..............................................14
   3.3 Purchase Price.....................................................14
   3.4 Intentionally Omitted..............................................14
   3.4A Intentionally Omitted.............................................14
   3.5 Seller's Option to Terminate.......................................14
   3.6 Competitor.........................................................14
SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.................15
   4.1 Closing Documents..................................................15
   4.2 Condition of the Property..........................................17
   4.3 Title Policies and Surveys.........................................17
   4.4 Opinions of Counsel................................................17
   4.5 FF&E Schedule......................................................18
   4.6 Other..............................................................18
SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE....................18
   5.1 Purchase Price.....................................................18
   5.2 Closing Documents..................................................18
   5.3 Opinions of Counsel................................................19
SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER......................19
   6.1 Status and Authority of the Seller.................................19
   6.2 Status and Authority of MI.........................................19
   6.3 Intentionally Omitted..............................................20
   6.4 Status and Authority of Tenant.....................................20
   6.5 Intentionally Omitted..............................................20
   6.6 Intentionally Omitted..............................................20
   6.7 Intentionally Omitted..............................................20
   6.8 Employees..........................................................20
   6.9 Existing Agreements................................................20
   6.10 Tax Returns.......................................................21
   6.11 Action of the Seller..............................................21
   6.12 No Violations of Agreements.......................................21
   6.13 Litigation........................................................21
   6.14 Not A Foreign Person..............................................22
   6.15 Construction Contracts; Mechanics' Liens..........................22
   6.16 Permits, Licenses.................................................22
   6.17 Hazardous Substances..............................................22
   6.18 Insurance.........................................................22
   6.19 Condition of Property.............................................22
   6.20 Financial Information.............................................23
   6.21 Intentionally Omitted.............................................23
   6.22 Title to FF&E.....................................................23
   6.23 FF&E..............................................................23
SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...................25
   7.1 Status and Authority of the Purchaser..............................25
   7.2 Status and Authority of the Guarantors.............................25
   7.3 Action of the Purchaser............................................26
   7.4 No Violations of Agreements........................................26
   7.5 Litigation.........................................................26
SECTION 8.  COVENANTS OF THE SELLER.......................................26
   8.1 Compliance with Laws...............................................27
   8.2 Correction of Defects..............................................27
   8.3 Insurance..........................................................27
   8.4 Material Defects in Structural Systems.............................27
   8.5 Final Payment......................................................27
SECTION 9.  APPORTIONMENTS................................................28
   9.1 Apportionments.....................................................28
   9.2 Closing Costs......................................................28
SECTION 10.  DEFAULT......................................................29
   10.1 Default by the Seller.............................................29
   10.2 Default by the Purchaser..........................................30
   10.3 Purchaser's Deposit...............................................30
SECTION 11.  MISCELLANEOUS................................................31
   11.1 Agreement to Indemnify............................................31
   11.2 Brokerage Commissions.............................................33
   11.3 Intentionally Omitted.............................................33
   11.4 Publicity.........................................................33
   11.5 Notices...........................................................34
   11.6 Waivers, Etc......................................................36
   11.7 Assignment; Successors and Assigns................................36
   11.8 Severability......................................................37
   11.9 Counterparts, Etc.................................................37
   11.10 Governing Law....................................................37
   11.11 Performance on Business Days.....................................37
   11.12 Attorneys' Fees..................................................38
   11.13 Relationship.....................................................38
   11.14 Section and Other Headings.......................................38
   11.15 Disclosure.......................................................38

Schedule A                 -        Intentionally Omitted
Schedule B                 -        Guaranty
Schedule C                 -        Lease Agreement
Schedule D                 -        Limited Rent Guaranty
Schedule E                 -        Form of Owner Agreement
Schedule E-1               -        Permitted Encumbrances
Schedule E-2               -        Plans & Specifications
Schedule F                 -        Legal Description of the Property
Schedule G                 -        Intentionally Omitted
Schedule H                 -        Confirmation and Amendment of Membership
                                    Interest Pledge Agreement
Schedule I-1               -        Owner's Policy Commitment
Schedule I-2               -        Leasehold Policy Commitment
Schedule J                 -        Form of Surveyor's Certificate
Schedule J-1               -        Survey
Schedule K                 -        Outline of Structural Systems
Schedule L                 -        Form of Architect's Certificate
Schedule L-1               -        Form of Marriott's Architect Certificate
Schedule M                 -        Form of Engineer's Certificate
Schedule M-1               -        Form of Marriott's Engineer Certificate
Schedule N                 -        Intentionally Omitted
Schedule O                 -        SpringHill Suites Franchise Agreement
Schedule P                 -        Intentionally Ommitted
Schedule Q                 -        Systems Standards Manual
Schedule R                 -        Environmental Report

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made as of the 30th day of June, 2000, by and between SPRINGHILL SMC CORPORATION, a Delaware corporation, as seller, and CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership, as purchaser, and joined in by MARRIOTT INTERNATIONAL, INC., a Delaware corporation.

                              W I T N E S S E T H :

         WHEREAS, Purchaser (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section
1), MI, TownePlace Management Corporation ("TPS") and Residence Inn by Marriott, Inc. ("RIBM"), are parties to that certain Purchase and Sale Agreement (the "Three-Pack Contract") dated November 24, 1999, for the purchase and sale of those certain three (3) properties located respectively in Mira Mesa, California, Newark, California and Merrifield, Virginia and more particularly described in the Three-Pack Contract.

         WHEREAS, in connection with the execution of the Three-Pack Contract, MI, Seller and Purchaser entered into that certain Side-Letter Regarding the Gaithersburg Property ("Side-Letter") dated November 24, 1999, pursuant to which MI and Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller and MI, the Property.

         WHEREAS,   this   Agreement  is  made  pursuant  to,  and  in  complete
satisfaction  of,  MIs',   Sellers'  and  Purchasers'   obligations   under  the
Side-Letter;

         WHEREAS, the Seller is the owner of the Property; and

         WHEREAS, Purchaser desires to purchase the Property and thereby acquire all of the Seller's right, title and interest in and to the Property upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Seller desires to sell to the Purchaser the Property and thereby convey all right, title and interest in the Property, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

         1.1 "3-Pack Contract" shall mean that certain Purchase and Sale Agreement dated November 24, 1999, by and among MI, TownePlace Management Corporation and Residence Inn by Marriott, Inc., as Seller, and CHLP, as Purchaser, as the same may be amended from time to time.

         1.1A "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof or Tenant shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts;
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if the proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof or Tenant, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner or Tenant; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or Tenant or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstated and in effect, for a period of sixty (60) consecutive days.

         1.1B  "Aggregate  Deposit"  shall have the  meaning  given such term in
Section 10.3.

         1.2 "Agreement" shall mean this Purchase and Sale Agreement, together with Schedules A through R hereto, as it and they may be amended from time to time as herein provided.

         1.3  Intentionally Omitted.

         1.4 "Architect" shall mean Ponder & Ponder Architects, having an address of 3000 Longford Road, Building 200, Norcross, GA 30071-4771.

         1.5 "'As-Built' Drawings" shall mean the final "as-built" plans and specifications for the Improvements which are to be furnished by the Seller to Purchaser pursuant to Section 4.1 of this Agreement.

         1.6 "Assets" shall mean all of the FF&E and the Intangible Property collectively, now owned or hereafter (but prior to the Closing Date) acquired by Seller in connection with or relating to the Property other than any Excluded Assets.

         1.7 "Building Location Survey" shall have the meaning given such term in Section 2.4.

         1.8 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are authorized by law or executive action to close.

         1.9      Intentionally Omitted.

         1.10 "CHP" shall mean CNL Hospitality Properties, Inc., a Maryland corporation.

         1.11 "CHLP" shall mean CNL Hospitality Partners, LP, a Delaware limited partnership.

         1.12 "Closing" shall have the meaning given such term in Section 3.1.

         1.13 "Closing Date" shall have the meaning given such term in Section 3.1.

         1.14 "Competitor" shall mean a Person that owns or has an equity interest in a hotel brand, tradename, system or chain (a "Brand") which is comprised of at least ten (10) hotels; provided that such Person shall not be deemed a Competitor if it holds its interest in a Brand merely as (i) a franchisee or (ii) a mere passive investor that has no control or influence over the business decisions of the Brand at issue, such as a mere limited partner in a partnership, a mere shareholder in a corporation or a mere payee of royalties based on a prior sale transaction. A mere passive investor that is represented by a Mere Director on the board of directors of a Competitor shall not be deemed to have control or influence over the business decisions of that Competitor.

         1.14A "Confirmation and Amendment of Membership Interest Pledge Agreement" shall mean the Confirmation and Amendment of Membership Interest Pledge Agreement substantially in the form attached hereto as Schedule H and to be entered into by Residence Inn by Marriott Inc. and Purchaser at Closing.

         1.15      Intentionally Omitted

         1.16 "Controlling Interest" shall mean (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

         1.17     Intentionally Omitted.

         1.18     Intentionally Omitted.

         1.19     Intentionally Omitted.

         1.20     Intentionally Omitted.

         1.20A "Deposit" shall have the meaning given such term in Section 10.3.

         1.21 "Engineer" shall mean Rodgers and Associates, Inc., having an address of 9260 Gaither Road, Gaithersburg, MD 20877.

         1.22  "Entity"   shall  mean  any   corporation,   general  or  limited
partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

         1.23  "Environmental  Report" shall have the meaning given such term in
Section 2.5.

         1.24 "Excluded Assets" shall mean (i) any right, title or interest in any name containing any of the names "Marriott," "SpringHill Suites" and other marks used, or that may in the future be used, by MI or its affiliates, including the Seller (and Seller and MI shall have the right to remove any such name or mark appearing on any signage or other property pursuant to the terms of the Franchise Agreement for the Property), (ii) all property owned by the Seller or any of its affiliates, not normally located at the Property and used, but not exclusively, in connection with the operation of the Property, (iii) all items, tangible or intangible, consisting of Proprietary Information, (iv) computer software, (v) FAS, (vi) any Inventories located at the Property, (vii) working capital, including without limitation, cash, bank accounts and accounts receivable owned or held by Seller or any of its affiliates, (viii) all books, ledger sheets, files and records, (ix) all contracts pertaining to the operation of the Property, and (x) any software, manuals, brochures or directives used by the Seller or any of its affiliates, in the operation of the Property that will be issued by the franchisor to the Tenant, as franchisee, under the Franchise Agreements.

         1.25 "FAS" shall have the meaning given such term in the Lease.

         1.26 "FF&E" shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment (including without limitation the telephone switches and voice mail relating to the Property), furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by the Seller or any of its affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of the Property, other than motor vehicles.

         1.27 "FF&E Schedule" shall have the meaning given such term in Section 4.5.

         1.28     Intentionally Omitted.

         1.29 "Franchise Agreement" shall mean the Franchise Agreement to be entered into at or prior to the Closing between MI, as franchisor, and Tenant, as franchisee, substantially in the form attached hereto at Schedule O.

         1.30     "Guarantor" shall mean CHP  and CHLP, jointly and severally.

         1.31 "Guaranty of Landlord's Obligations" shall mean the Guaranty in the form of Schedule B hereto to be entered into by Guarantor for the benefit of Tenant, in respect of the Lease for the Property and guarantying the landlord's obligations under the Lease.

         1.32  "Immaterial  Taking"  shall have the  meaning  given such term in
Section 2.6.

         1.33 "Improvements" shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Property and all appurtenances thereto acquired by Purchaser in connection with Purchaser's acquisition of the Property pursuant to the terms of this Agreement.

         1.34  "Intangible  Property" shall mean all  transferable or assignable
(a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, liquor licenses, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities
(hereinafter defined as "Permits") and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Property and (b) certificates, licenses, warranties and guarantees held by the Seller, other than (x) the Excluded Assets and (y) such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant in order to permit the Tenant to operate the Property properly in accordance with the terms of the Lease.

         1.35 "Inventories" shall have the meaning given such term in the Lease.

         1.36 "Lease" shall mean the Lease Agreement in the form of Schedule C attached hereto to be entered into by Tenant and the Purchaser, subject to such changes as may be reasonably requested by either party and approved by Purchaser, MI and Tenant, as the case may be, which approval shall not be unreasonably withheld, conditioned or delayed and as shall be required to conform the Lease to, and ensure the enforceability of the Lease under, the applicable laws of the state in which such Property is located.

         1.37 "Limited Rent Guaranty" shall mean the Limited Rent Guaranty in the form of Schedule D hereto to be entered into by MI in respect of the Lease.

         1.38     Intentionally Omitted.

         1.39     Intentionally Omitted.

         1.39A "Membership Interest Pledge" shall mean that certain Membership Interest Pledge Agreement dated December 10, 1999 by and between Residence Inn By Marriott, Inc., as pledgor and CNL Hospitality Partners, LP, as pledgee, as the same may be amended from time to time, securing the performance of Tenant's obligations under the Lease and the Other Leases (as defined in the Lease).

         1.40 "Mere Director" shall mean a Person who holds the office of director of a corporation and who, as such director, has the right to vote not more than twelve and one-half percent (12.5%) of the total voting rights on the board of directors of such corporation, and who represents or acts on behalf of a mere passive investor which neither (i) owns more than three percent (3%) of the total voting rights attributable to all shares or ownership interests of a Competitor, nor (ii) otherwise has the power to direct or cause the direction of the management or policies of a Competitor.

         1.41 "MI" shall mean Marriott International, Inc., a Delaware corporation, its successor or successors by merger or operation of law, and assignee or assignees to whom it has transferred all or substantially all of its hotel and related lodging assets and/or businesses and which assumes in writing Marriott International, Inc.'s obligations under this Agreement.

         1.42     Intentionally Omitted.

         1.43 "Opening Date" shall mean the date as of which all Improvements located at the Property, including, without limitation, all guest rooms and/or suites, shall be open for business to the public as a SpringHill Suites hotel.

         1.44 "Outside Substantial Completion Date" shall mean June 30, 2001, subject to extension of such date on account of force majeure.

         1.45 "Owner Agreement" shall mean the Owner Agreement in substantially the form of Schedule E hereto to be entered into by MI, Tenant and CHLP in respect of the Lease.

         1.46     "Intentionally Omitted".

         1.47 "Permitted Encumbrances" shall mean, with respect to any Property:
(a) any and all matters affecting title to the Property as shown on Schedule E-1 hereto; (b) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations; (d) such other nonmonetary encumbrances which were granted by the Seller in order to facilitate, in Seller's reasonable discretion, the construction and operation of the Improvements; (e) any utility, drainage or other easements which are customary in connection with (or which reasonably serve) the Improvements; (f) the Lease; and (g) such other nonmonetary encumbrances with respect to the Property which are not objected to by the Purchaser in accordance with Sections 2.3 and 2.4.

         1.48 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         1.49 "Plans and Specifications" shall mean those certain plans and specifications which have been approved by Purchaser and which are identified on Schedule E-2.

         1.50 "Property" shall mean the Real Property, Improvements and the Assets.

         1.51     Intentionally Omitted.

         1.52 "Proprietary Information" shall have the meaning given such term in the Lease.

         1.53 "Purchaser" shall mean CHLP and its permitted successors and assigns.

         1.53A "Purchase Price" shall mean Fifteen Million Two Hundred Fourteen Thousand Six Hundred Dollars ($15,214,600).

         1.54 "Real Property" shall mean the real property described in Schedule F to this Agreement, together with all easements, rights of way, privileges, licenses and appurtenances which the Seller may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.

         1.55 "Reserve" shall have the meaning given such term in the Lease.

         1.56 "Seller" shall mean SpringHill SMC Corporation, a Delaware corporation.

         1.57     Intentionally Omitted.

         1.58     Intentionally Omitted.

         1.59 "Substantial Completion" shall mean substantial completion of the Improvements, including, without limitation, substantial completion of a SpringHill Suites hotel in conformance, in all material respects, with the Plans and Specifications therefor (other than so-called "punch-list" items as do not individually or in the aggregate substantially impair the use of the Property for its intended use).

         1.60 "Surveyor" shall mean Rodgers and Associates, Inc., having an address at 9260 Gaither Road, Gaithersburg, Maryland 20877.

         1.61 "Systems Standards Manual" shall mean the Systems Standards Manual (or successor thereto) attached hereto at Schedule Q, setting forth the standards and requirements for the construction, renovation and operation of a SpringHill Suites hotel.

         1.62 "Tenant" shall mean RST4 Tenant LLC, a Delaware limited liability company, wholly-owned, directly or indirectly, by Residence Inn By Marriott, Inc.

         1.63  "Title  Commitments"  shall have the  meaning  given such term in
Section 2.3.

         1.64 "Title Company" shall mean First American Title Insurance Company or such other title insurance company as shall have been approved by the Purchaser and the Seller.

         SECTION 2.  PURCHASE-SALE; DILIGENCE.

         2.1 Purchase-Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Seller and the Seller hereby agrees to sell to the Purchaser, the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

         2.2 Diligence Inspections. Purchaser has approved (or is deemed to have approved for purposes of this Agreement) the Property in its "as is, where is" condition as of the date hereof. In respect to the Improvements to be developed on the Property by the Seller, the Seller shall permit the Purchaser and its representatives to inspect the Improvements at appropriate stages of completion at such reasonable times as the Purchaser or its representatives may request by reasonable prior notice to the Seller. During any such inspection, the Purchaser and its representatives shall minimize any resulting interference with ongoing construction at the Property or the operation of the Property as a hotel. To the extent that, in connection with such investigations, the Purchaser, its agents, representatives or contractors, damages or disturbs any of the Property, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. The Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all expense, loss or damage (including, without limitation, reasonable attorneys' fees) which the Seller may incur as a result of any act or omission of the Purchaser or its representatives, agents or contractors in connection with any such inspections, other than any expense, loss or damage arising from any act or omission of the Seller. The foregoing indemnification agreement shall survive the termination of this Agreement and the Closing hereunder.

         2.3 Title Matters. Purchaser has approved (or is hereby deemed to have approved) the state of title to the Property and all exceptions thereto reflected in the written commitments for the issuance of (a) an Owner's Title Insurance Policy for the Property naming Purchaser as the insured, a copy of which commitment is attached hereto as Schedule I-1 (the "Owner's Policy Commitment"), and (b) a Leasehold Owner's Title Insurance Policy for the Property naming Tenant as the insured, a copy of which commitment is attached hereto as Schedule I-2 (the "Leasehold Policy Commitment") (the Owner's Policy Commitment and Leasehold Policy Commitment herein, collectively, the "Title Commitments"). Purchaser has approved the Owner's Policy Commitment and the form of policy provided for therein. MI has approved the Leasehold Policy Commitment and the form of the leasehold policy provided for therein on behalf of the Tenant.

         In the event that Seller decides to encumber the Property with an additional document, instrument or other matter, Seller shall give Purchaser notice thereof together with a copy of the document, instrument or other matter to be placed of record against the Property ("Additional Exception"). Within five (5) Business Days after receipt of a notice of any Additional Exception with respect to the Property, the Purchaser shall give the Seller notice of its approval or disapproval thereof. Purchaser shall not withhold its approval of any such Additional Exception which would be a Permitted Encumbrance specified in clauses (a) through (g), inclusive, of Section 1.47, and shall not unreasonably withhold, delay or condition its approval of any other Additional Exception. If Purchaser fails to respond within said five (5) Business Day period, Purchaser shall be deemed to have approved such Additional Exception. If Purchaser unreasonably disapproves of any Additional Exception, Seller shall be excused from performing any term or condition (or any portion or aspect of a term or condition) of this Agreement which Seller is unable or unwilling to perform as a result of its inability to enter into and/or record such Additional Exception.

         In the event that an encumbrance is placed on the Property (other than a monetary encumbrance, which Seller shall pay, provided such encumbrance does not exceed $250,000) as a result of judicial action taken by a local, state, or Federal governmental entity with respect to violation of any state or Federal environmental laws not caused by, authorized or acquiesced to by Seller, the Purchaser's sole remedy shall be (A) to terminate this Agreement, in which event this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit) or (B) to consummate the transactions contemplated hereby, notwithstanding such encumbrance, without any abatement or reduction in the Purchase Price on account thereof.

         2.4 Survey. Purchaser has approved the survey ("Existing Survey") for the Property and all matters shown thereon, which survey is identified on Schedule J-1 attached hereto. Prior to the Closing, Seller shall have a survey prepared by the Surveyor so as to locate all Improvements thereon ("Building Location Survey") and to be certified as of a date no earlier than thirty (30) days prior to the Closing Date. Seller shall use commercially reasonable efforts to have the Surveyor's Certificate conform to the form of certificate contained in Schedule J hereto and to ensure that the Building Location Survey meets the survey requirements set forth in such Schedule J. A copy of the Building Location Survey shall be furnished by Seller to Purchaser when received by Seller.

         Within fifteen (15) Business Days after receipt of the Building Location Survey, the Purchaser shall give the Seller notice of any matters shown thereon (other than the Permitted Encumbrances and any matters shown on the Existing Survey) which adversely affect the Property in any material respect, for which Purchaser is unable to obtain affirmative insurance at no cost, and as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to remedy the objectionable matters or pay for the cost to obtain affirmative insurance over the objectionable matter, the Seller shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Seller to give such notice within fifteen (15) Business Days after Seller's receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unable or unwilling to remove (or pay the cost of insuring over same) any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement, in which event this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit) or (B) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth
(5th) Business Day after the earlier of (x) Purchaser's receipt of the Seller's notice of its inability or unwillingness to cure (or pay the cost of insuring over) such defect and (y) the expiration of the 15-Business Day period within which Seller is required to respond to Purchaser's notice of objection, time being of the essence with respect to the giving of such notice. Failure of the Purchaser to give such notice within the time prescribed in the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.5 Environmental Reports. Purchaser has approved and accepts the environmental condition of the Property as existing on the date hereof and as reflected in that certain Phase I environmental report in respect of the Property identified in Schedule R hereto ("Environmental Report"). At the written election of Purchaser, made no later than twenty (20) days prior to the Closing Date, the Seller and Purchaser shall order an update of the Environmental Report (the "Updated Environmental Report").

         Within five (5) Business Days after receipt of an Updated Environmental Report, the Purchaser shall give the Seller notice of any matters therein as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to cause such matters to be remedied to the reasonable satisfaction of the Purchaser, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give such notice within five (5) Business Days after receipt of the Purchaser's notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unwilling or unable to remedy any matters to which the Purchaser has reasonably objected, the Purchaser may elect (A) to terminate this Agreement, in which event, this Agreement shall be of no further force and effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit) or (B) to consummate the acquisition of the Property, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof. The Purchaser shall make any such election by written notice to the Seller given on or prior to the fifth (5th) Business Day after the earlier of (x) Purchaser's receipt of Seller's notice of its inability or unwillingness to cure such defect and (y) the expiration of the 5-Business Day period within which Seller was to have responded to Purchaser's notice of objection. Failure of the Purchaser to give such notice within the time prescribed by the preceding sentence shall be deemed an election by the Purchaser to proceed in accordance with clause (B) above.

         2.6 Immaterial Taking. If prior to the Closing, the Property is the subject of a condemnation which does not, in Seller's reasonable opinion, affect any material part of the Improvements and does not materially adversely affect access to the Improvements or compliance with applicable zoning or building requirements, including parking (an "Immaterial Taking"), Seller will provide written notice of such Immaterial Taking to Purchaser and this Agreement will remain in full force and effect in respect of the purchase and sale of the Property, but with an abatement of the Purchase Price equal to the amount of the award paid to Seller on account of such taking, less the amount of Seller's costs and expenses, including reasonable attorneys' fees and expenses, in establishing and collecting such award.

         2.7 Changes to Plans and Specifications. Purchaser shall have the following rights in respect of changes to the Plans and Specifications for the Improvements to be constructed on the Property:

         (a) In respect to the Property, Seller will not enter into a change order to the general contract for the construction of the Improvements (the "General Contract") without first receiving Purchaser's approval (such approval not to be unreasonably withheld, conditioned or delayed) where such change order would (i) effect a material change in the structural system of the Improvements other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (ii) effect a change which would decrease the cost of the Improvements by Fifty Thousand Dollars ($50,000.00) or more and result in a reduction of a standard provided for in the Systems Standards Manual.

         (b) Seller shall provide to Purchaser a copy of any change order to the General Contract which effects a change in the amount of One Hundred Thousand
Dollars ($100,000.00) or more. Such copies will be for informational purposes only; Purchaser will not have the right to approve or disapprove changes in the Plans and Specifications except to the extent provided for in Section 2.7(a) above.

         (c) In the event that Seller materially deviates from the Plans and Specifications (and such deviation (x) resulted in a material change in the structural system of the Improvements other than as described in the Outline of Structural Systems attached hereto as Schedule K, or (y) resulted in a change which decreased the cost of the Improvements by Fifty Thousand ($50,000.00) or more and resulted in a reduction of a standard or standards provided for in the Systems Standards Manual), Seller may, but is not obligated, to remedy such deviations. If Seller elects not to remedy the deviations, Purchaser's sole remedy shall be either (i) to terminate this Agreement, in which event this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit), or (ii) to proceed to close in accordance with this Agreement without any abatement in the Purchase Price.

         SECTION 3.  PURCHASE AND SALE.

         3.1 Closing. (a) The purchase and sale of the Property shall be consummated at a closing (the "Closing") in escrow with the Title Company at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m. local time, the Closing to occur on a date ( the "Closing Date") designated by Seller in a written notice ("Closing Notice") from Seller to Purchaser stating that Substantial Completion and the Opening Date have occurred with respect to the Property. Such Closing Date shall not be less than thirty (30) days nor more than forty-five (45) days after the Closing Notice, or such later date as of which all conditions precedent to the Closing herein set forth have either been satisfied or waived by the party in whose favor such conditions run. In the event that Closing shall not have occurred within ninety
(90) days after the Outside Substantial Completion Date, either party (provided such party shall not be in default hereunder), shall have the right, by the giving of written notice to the other, to terminate this Agreement, in which event this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit).

         3.2      Intentionally Omitted.

         3.3 Purchase Price. At the Closing, the Purchase Price shall be payable by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by the Seller prior to the Closing, subject to any adjustments and apportionments made pursuant to Section 9.1 of this Agreement.

         3.4      Intentionally Omitted.

         3.4A     Intentionally Omitted

         3.5 Seller's Option to Terminate. In addition to any other right of Seller to terminate provided for elsewhere in this Agreement, Seller shall be entitled to terminate its obligations to sell the Property, and its and/or Tenant's obligation to lease the Property and any other transaction contemplated herein (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), if Seller elects, in its sole and unfettered discretion, not to commence or complete development of the Property as a hotel as contemplated by this Agreement. In the event Seller elects to terminate its obligations to sell the Property pursuant to this Section 3.5, this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit).

         3.6 Competitor. In the event that any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Purchaser or any Person having an interest in Purchaser, directly or indirectly, results, directly or indirectly, in a Competitor owning a Controlling Interest in Purchaser, Seller shall have the right, but not the obligation, to terminate this Agreement (and such termination shall not constitute a default under any of the related transactions or documents contemplated thereby, including this Agreement), and, solely with respect to this Section 3.6, Purchaser shall be entitled to direct Escrow Agent to refund to Purchaser the Deposit

         SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

         The obligation of the Purchaser to acquire the Property on the applicable Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

         4.1  Closing  Documents.   The  Seller  shall  have  delivered  to  the
Purchaser:

         (a) A special warranty deed, duly executed by the Seller, conveying to Purchaser good and marketable title to the Property, free from all liens, encumbrances, security interests, options and adverse claims of any kind or character, subject to the Permitted Encumbrances and except as otherwise specifically permitted hereunder;

         (b) A Warranty Bill of Sale, an Assignment of Intangible Property and an Assignment of Construction-Related Contracts, each duly executed by Seller (or MI, as applicable), transferring and assigning to Purchaser all rights, title and interest of Seller (and MI, as applicable) in the Assets, together with, to the extent the same are in the Seller's or MI's (or their agent's) possession, original (or copies certified by Seller as true and correct), fully executed copies of all agreements constituting any of the same;

         (c)      The Lease for the Property duly executed by Tenant;

         (d)      The Limited Rent Guaranty duly executed by MI;

         (e) The Confirmation and Amendment of Membership Interest Pledge Agreement, duly executed by Residence Inn by Marriott, Inc., together with such financing statements as Purchaser may reasonably require to perfect the
interests  and  liens  granted  pursuant  to  the  Membership   Interest  Pledge
Agreement;

         (f)      A copy of the fully executed Franchise Agreement;

         (g)      The Owner Agreement duly executed by MI;

         (h)      A copy of the final certificate of occupancy for the Property;

         (i) An architect's certificate in respect of the Improvements to the Property substantially in the form attached hereto as Schedule L, or as otherwise provided in Section 4.2(c) below;

         (j) An engineer's certificate in respect of the Improvements to the Property substantially in the form attached hereto as Schedule M, or as otherwise provided in Section 4.2(c) below;

         (k) Certified copies of applicable resolutions and certificates of incumbency with respect to the Seller, Tenant, MI, and such other persons as the Purchaser may reasonably require;

         (l)      Intentionally omitted;

         (m) A certificate of a duly authorized officer of MI and Seller confirming the continued truth and accuracy of the representations and warranties of the Seller in this Agreement (subject to such changes as Seller has given notice of to Purchaser pursuant to Section 6 and subject to Section 4.2(b));

         (n)      The Building Location Survey;

         (o)      The "As-Built" Drawings;

         (p) The Permits (or copies thereof certified by Seller as true and correct);

         (q)      Intentionally Omitted;

         (r) Copies of any and all warranties and guarantees pertaining to the Improvements, specifically including the manufacturers roof membrane warranty issued with respect to the buildings comprising the Improvements;

         (s) Insurance certificates to be provided by Tenant pursuant to the Lease;

         (t)      The FF&E Schedule;

         (u)      Intentionally omitted;

         (v) An Owner's affidavit in the usual and customary form of the Title Company for the purpose of satisfying any request for the same in the Owner's Policy Commitment;

         (w)      Intentionally omitted;

         (x)      A settlement statement;

         (y) Copies of any outstanding payment or performance bonds and a certificate of substantial completion substantially in the form set forth in AIA Form G704;

         (z) A copy of the final "punch-list" work, if any, required upon Substantial Completion of the Improvements for such Property certified by Seller;

         (aa) Joint written notification from Seller and Purchaser to Escrow Agent pursuant to the Escrow Agreement (hereinafter defined) authorizing the release of the Deposit for application to the Purchase Price; and

         (bb) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         4.2      Condition of the Property

         (a) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Property;

         (b) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property shall be in full force and effect; however, in the event that Seller fails to obtain any such licenses, permits or other authorizations and discloses same to Purchaser, Purchaser may, but shall not be required to, waive Seller's compliance with
Section 6.16 of this Agreement and proceed with Closing; and

         (c) The Purchaser shall have received an architect's certificate substantially in the form of Schedule L executed by the Architect and an engineer's certificate substantially in the form of Schedule M, executed by the Engineer in respect of the Property; provided, however, that in the event that Seller is not able to deliver to Purchaser either or both of the foregoing certificates executed by the Architect and/or Engineer, as applicable, Purchaser shall accept in lieu thereof, a certificate executed by Seller in substantially the form attached hereto as Schedule L-1 and/or Schedule M-1, as applicable.

         4.3      Title Policies and Surveys.

         (a) The Title Company shall be prepared, subject only to payment of the applicable premium and delivery of all conveyance documents, to issue the title policies pursuant to the Title Commitments, in accordance with Section 2.3.

         (b) The Purchaser shall have received the Building Location Survey in accordance with Section 2.4.

         4.4 Opinions of Counsel. The Purchaser shall have received a written opinion from counsel to the Seller and MI (which may be its in-house counsel), in form and substance reasonably satisfactory to the Purchaser and its counsel, regarding the organization, good standing and/or authority of the Seller and MI, the Tenant, and the guarantor under the Limited Rent Guaranty and the enforceability of this Agreement, the Lease in respect of the Property, the Limited Rent Guaranty and the Owner Agreement and such other matters with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably require.

         4.5 FF&E Schedule. No later than twenty (20) days prior to Closing, Seller shall provide to Purchaser a schedule (the "FF&E Schedule") of all FF&E at the Property (other than the FF&E listed in the Plans and Specifications) owned by Seller and which FF&E is intended to be part of the Assets to be owned by Purchaser upon and following Closing. Upon reasonable prior notice to Seller, Purchaser shall be entitled to inspect the FF&E at the Property prior to Closing in order to confirm and verify the FF&E Schedule.

         4.6      Other.

                  (a) The representations and warranties of the Seller and MI set forth in Section 6 hereof (as the same may have been changed by notice from Seller as provided therein) shall be true, correct and complete in all material respects on and as of the Closing Date;

                  (b) No Act of Bankruptcy on the part of the Seller, MI or Tenant shall have occurred and remain outstanding as of the Closing Date;

                  (c) The Seller shall be the sole owner of good and marketable title to the Property free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than the Permitted Encumbrances and this Agreement);

                  (d)  Intentionally omitted;

                  (e) There shall be no unsatisfied state or federal tax liens against or affecting the Seller, or any tax audit of the Seller in process, which could result in a lien against the Property; and

                  (f) There shall be no outstanding, unsettled claim against the Seller arising under any insurance policies in respect of Seller or the Property which could result in a lien against the Property.

         SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

         The obligation of the Seller to convey and transfer to the Purchaser the Property on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

         5.1 Purchase Price. The Purchaser shall deliver to the Seller the Purchase Price as provided in Section 3.3.

         5.2  Closing Documents. The Purchaser shall have  delivered  to  the
Seller:

                  (a)  Duly  executed  and  acknowledged   counterparts  of  the
documents described in Subsections 4.1(b), (c), (d), (e), (g), (x) and (aa);

                  (b) The Guaranty of Landlord's Obligations duly executed by the Guarantor;

                  (c) The Confirmation and Amendment of Membership Interest Pledge Agreement duly executed by Purchaser;

                  (d) A certificate of a duly authorized officer of the Purchaser confirming the continued truth and accuracy of the representations and warranties of the Purchaser in this Agreement;

                  (e)   Certified   copies   of   applicable   resolutions   and
certificates of incumbency with respect to the Purchaser, the Guarantor, and such other persons as the Seller or the Tenant may reasonably require; and

                  (f) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         5.3 Opinions of Counsel. The Seller shall have received a written opinion from (a) Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Purchaser (or other counsel reasonably acceptable to Seller, MI and its counsel), in form and substance reasonably satisfactory to Seller and its counsel, regarding the good standing and authority of the Purchaser and the Guarantor, and (b) counsel reasonably acceptable to Seller, MI, and its counsel regarding the enforceability of this Agreement, the Lease, the Owner Agreement, the Guaranty of Landlord's Obligations and such other matters with respect to the transactions contemplated by this Agreement as MI, Seller or Tenant may reasonably require.

         SECTION 6.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         To induce the Purchaser to enter into this Agreement, the Seller and MI, represent and warrant to the Purchaser as follows:

         6.1 Status and Authority of the Seller. The Seller is, or will be at or before Closing, a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to transact business and is in good standing in the state in which the Property is located.

         6.2 Status and Authority of MI. MI is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. MI has duly qualified to transact business and is in good standing in each of the state in which the Property is located.

         6.3      Intentionally Omitted.

         6.4 Status and Authority of Tenant. Tenant is, or will be at Closing, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing under the laws of the state in which the Property is located.

         6.5      Intentionally Omitted.

         6.6      Intentionally Omitted.

         6.7      Intentionally Omitted.

         6.8 Employees. The Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by the Seller at the Property relating to the period prior to Closing and Tenant shall be responsible for payment of all wages, salaries and benefits relating to the period commencing on and from and after Closing. At no time hereunder, upon Closing or under the Lease, shall any of the employees at the Property including employees of any manager thereof, be or be deemed to be the employees of Purchaser, and upon and after Closing, be or be deemed to be transferred to Purchaser. If required, the Seller will comply with the notice and other requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters, and such obligation shall survive Closing, notwithstanding anything to the contrary in the WARN Act. Because Purchaser at no time will be or be deemed to be the employer of employees at the Property, it is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at the Property including employees of any manager thereof, or of the Seller attributable to any time period up to, upon and after Closing. Similarly, there shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements for or concerning such employees which shall be binding upon Purchaser.

         6.9 Existing Agreements. There are no (or will not be at the Closing) service contracts, maintenance agreements, leasing commissions or brokerage agreements, repair contracts, property management contracts, contracts for the purchase or delivery of labor, services, materials or goods, supplies or equipment, leases, licensees or occupancy agreements, or similar agreements entered into by or on behalf of any Seller which will be obligations of Purchaser after the Closing, other than (i) the Permitted Encumbrances, (ii) the documents to be assigned to the Purchaser pursuant to the terms hereof, (iii) the Lease, (iv) the Owner Agreement, and (v) any other document or instrument given or entered into in connection with the Closing.

         6.10 Tax Returns. All tax returns for privilege, gross receipts, excise, sales and use, personal property and franchise taxes required by law to be filed by Seller prior to the date of the Closing will be prepared and duly filed, prior to the Closing (or after the Closing with respect to pre-Closing matters) and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid by Seller prior to the Closing, or allowance made therefor at the Closing.

         6.11 Action of MI and Seller. MI and Seller have taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by MI or the Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of MI and/or Seller, as applicable, enforceable against MI and/or Seller, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         6.12 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Seller and/or MI, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller and/or MI, as the case may be, is bound.

         6.13 Litigation. Neither Seller nor MI has received written notice of and, to the Seller's and MI's knowledge, no investigation, action or proceeding is pending or, to the Seller's and MI's knowledge, threatened, and the Seller has not received written notice of and, to the Seller's and MI's knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject the Property to a material liability which is not covered by insurance, whether or not Purchaser is indemnified by Seller and/or MI with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of the Property.

         6.14 Not A Foreign Person. The Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         6.15 Construction Contracts; Mechanics' Liens. At the Closing, there will be no outstanding contracts made by the Seller for the construction or repair of any Improvements relating to the Property which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record or bonded all mechanics' or materialmen's liens, if any, arising from any labor or materials furnished to the Property prior to the Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to applicable law.

         6.16 Permits, Licenses. As of the Closing, there will be in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the then current use, occupancy and operation of Property, unless failure to obtain any such licenses, permits and other authorizations is disclosed to Purchaser, and Purchaser waives compliance herewith in accordance with Section 4.2(b) of this Agreement.

         6.17 Hazardous Substances. Except as otherwise disclosed to Purchaser, including without limitation any matters described in the Environmental Report and any Updated Environmental Report, to the Seller's and MI's knowledge, the Seller, since the date that Seller acquired title to the Property, has not stored or disposed of (or engaged in the business of storing or disposing of, or authorized the storage or disposal of) nor has released nor caused nor authorized the release of any hazardous waste, contaminants, oil, radioactive or other material on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and which has not as of the Closing Date been removed from the Property in accordance with such applicable statutes, laws, ordinances, rules or regulations.

         6.18 Insurance. The Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

         6.19 Condition of Property. To MI's and Seller's knowledge, the Improvements, as of the Closing Date, will be in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship, constructed with materials that are "new," subject to such "punch list" work as may be required upon Substantial Completion of the Improvements.

         6.20 Financial Information. Financial information, including, without limitation, all books and records and financial statements relating to the Property, which have been provided to Purchaser are true, correct and complete in all material respects.

         6.21     Intentionally Omitted.

         6.22 Title to FF&E. The Seller has good and marketable title to the FF&E described on the FF&E Schedule and in the Plans and Specifications (to the extent that the Plans and Specifications describe FF&E).

         6.23 FF&E. The FF&E Schedule and the Plans and Specifications (to the extent the Plans and Specifications describe FF&E) accurately describe in all material respects the FF&E owned by the Seller and located at the Property and, to Seller's knowledge, such FF&E is "new" and has not been used prior to its use at the Property.

         The representations and warranties made in this Agreement by Seller and, if applicable, MI, in Section 6.1 through Section 6.14, inclusive, are made as of the date hereof and shall be deemed remade by the Seller and, if applicable, MI, as of the Closing Date, with the same force and effect as if made on, and as of, such date; and the representations and warranties made in this Agreement by Seller and, if applicable, MI, in Section 6.15 through Section 6.23, inclusive, shall be made as of the Closing Date, provided, however, that, the Seller shall have the right, from time to time prior to the Closing Date, to modify the representations and warranties made in Section 6.12 (No Violation of Agreements), Section 6.13 (Litigation) and Section 6.18 (Insurance) as a result of changes in applicable conditions beyond the control of Seller, by notice to the Purchaser and, in such event, the representations and warranties shall be deemed modified to the extent required by such changes, and (a) if Seller and MI agree to indemnify Purchaser against any loss that may be suffered by Purchaser as a result of such changes, then Purchaser will be required to close hereunder without any abatement of Purchase Price or changes in any other condition, and
(b) if Seller and MI elect not to so indemnify Purchaser, Purchaser shall have the option to either accept the change and close, or reject the change, in which case Purchaser's obligation to purchase the Property shall terminate. All representations and warranties made in this Agreement by the Seller and MI shall survive the Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve
(12) months after the date of Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         Prior to the Closing, Purchaser will have had the opportunity to investigate independently all physical aspects of the Property, and to make all such independent inspections and/or investigations of the Property that Purchaser deems necessary or desirable including, without limitation, review of the building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations or other private parties affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural certificates, tests and third-party reports (if any), governmental agreements and approvals and architectural plans and site plans. Purchaser represents and warrants that, in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller or MI, or anyone acting for or on behalf of Seller or MI, other than as expressly set forth in this Agreement; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND MI, PURCHASER ACKNOWLEDGES THAT THE PROPERTY WILL, UPON THE ACQUISITION BY PURCHASER OF THE PROPERTY, BE IN ITS "AS IS" CONDITION AND IN ITS "AS IS" STATE OF REPAIR, WITH ALL FAULTS SUBJECT ONLY, HOWEVER, TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER AND MI FOR THE BENEFIT OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT.

         Except as otherwise expressly provided in this Agreement or any documents executed and delivered by Seller or MI to the Purchaser at the Closing, the Seller and MI disclaim the making of any representations or warranties, express or implied, regarding the Property or matters affecting the same, whether made by the Seller or MI, on the Seller's behalf or on MI's behalf, or otherwise, including, without limitation, the physical condition of the Property, title to, the boundaries or other survey matters of, the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which they are located. The Purchaser acknowledges that the Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property, except as expressly provided in Section 6.12,
Section 6.13,  Section 6.15,  Section 6.16,  Section 6.17, Section 6.19, Section
6.20 and Section 6.22. The Purchaser further acknowledges that it has not received from or on behalf of the Seller or MI, any accounting, feasibility, marketing, economic, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors.

         As used in this Agreement, the phrases "to Seller's knowledge," "to MI's knowledge" and "to Seller's and MI's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Daryl Nickel (and any subsequent officer of Lodging Development at MI having direct oversight responsibility for the transactions contemplated hereby), or Michael E. Dearing (and any subsequent finance officer of MI having direct oversight responsibility for the transactions contemplated hereby), or Bill Hoy (and any subsequent Vice President - Design and Project Management of Marriott International Design and Construction Services, Inc. having direct oversight responsibility for the transactions contemplated hereby) or Timothy Grisius, or of an employee of Seller or MI, or any Affiliated Person as to either, assigned to work at the Property in connection with construction of the Improvements and/or in connection with the installment of the FF&E on a full-time basis, if any.

         SECTION 7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         To induce the Seller to enter into this Agreement, the Purchaser and, if Purchaser is other than CHLP, CHLP represents and warrants to the Seller as follows:

         7.1 Status and Authority of the Purchaser. The Purchaser is duly organized and validly existing under the laws of the jurisdiction in which it was formed, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Purchaser is, or will be by the Closing Date, duly qualified and in good standing in the state in which the Property is located.

         7.2 Status and Authority of the Guarantors. CHLP is a limited partnership duly organized and validly existing under the laws of the State of Delaware. CHP is a corporation duly organized and validly existing under the laws of the State of Maryland. CHP and CHLP each has all requisite power and authority under the laws of the state under whose laws it has organized or incorporated and under their respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. CHLP is, or will be by the Closing Date, duly qualified and in good standing in the state in which the Property being acquired is located.

         7.3 Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

         7.4 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

         7.5 Litigation. Purchaser has received no written notice of and, to Purchaser's knowledge, no investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser's knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         The representations and warranties made in this Agreement by the Purchaser are made as of the date hereof and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

         As used in this Agreement, the phrase "to Purchaser's knowledge" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Charles Muller, James Seneff, C. Brian Strickland and Robert Bourne.

         SECTION 8.  COVENANTS OF THE SELLER.

         The Seller and MI hereby covenant with the Purchaser as follows:

         8.1 Compliance with Laws. From the date of this Agreement to the Closing Date for the purchase of the Property, Seller shall use commercially reasonable efforts to comply in all material respects with (i) all laws, regulations and other requirements affecting the Property, from time to time applicable, of every governmental body having jurisdiction of the Property or the use or occupancy of any Improvements located thereon and (ii) all terms, covenants and conditions of instruments of record affecting the Property.

         8.2 Completion of Punch List; Correction of Defects. To complete, at the Seller's or MI's cost, all punch-list items and any work required to obtain the final Certificate of Occupancy if not available at Closing and to correct, at Seller's or MI's cost, all defects in the Improvements that are discovered and disclosed by or to the Seller within one year following the acceptance of the Improvements by the Seller from the general contractor for such Improvements. At Closing, Seller and MI shall, at Purchaser's request, certify the outside date of such one-year warranty period to Purchaser. The Purchaser agrees to cooperate with the Seller, MI and/or the Tenant in enforcing any applicable warranties or guaranties with respect to such defects. Seller and/or Tenant shall have the exclusive right and obligation to pursue the aforementioned rights and remedies; however, in the event that Seller and/or Tenant fails to exercise such rights and remedies, after ten (10) days from notice by Purchaser to Seller of such failure to exercise such rights and remedies, Purchaser shall then have the right to pursue the same. The provisions of this Section 8.2 shall survive the Closing.

         8.3 Insurance. The Seller shall, at no expense to the Seller, reasonably cooperate with Purchaser in connection with Purchaser's obtaining any insurance which may be required to be maintained by Purchaser under the terms of the Lease for the Property following the Closing.

         8.4 Material Defects in Structural Systems. If, to Seller's or MI's knowledge, a material construction defect or a material design defect in the structural system of the Improvements exists at any time during construction and prior to Closing, Seller or MI shall disclose the same to Purchaser, provided that neither Seller nor MI shall have any obligation to correct such disclosed defects if the cost to correct such defects exceeds $250,000. If such cost exceeds $250,000 and Seller and MI elect not to correct, then Purchaser's sole remedy shall be to terminate this Agreement, in which event this Agreement shall terminate and be of no further force or effect and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit).

         8.5 Final Payment. Upon final payment to the general contractor in respect of the Property, Seller shall provide Purchaser with a copy of the final requisition received from the general contractor, evidence of Seller's payment thereof, and a final release of liens.

         SECTION 9.  APPORTIONMENTS.

         9.1 Apportionments. Representatives of the Purchaser, Tenant and the Seller shall make and perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, taking into account the applicable provisions of the Lease and this Agreement. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of the Seller and the Purchaser at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, based upon an agreed accounting performed by representatives of the Seller, Tenant and the Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1 within such ninety-day period, upon application by either party, a certified public accountant reasonably acceptable to the Purchaser and the Seller shall determine any such adjustments which have not theretofore been agreed to between the Seller and the Purchaser. The charges of such accountant shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

         9.2 Closing Costs. (a) All Third-Party Costs (hereinafter defined) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. As used herein, the term "Third-Party Costs" shall include the following: (i) environmental reports prepared in connection with the purchase and sale of the Property pursuant to this Agreement; (ii) property surveys of the Property prepared in connection with due diligence under this Agreement;
(iii) premiums for the title insurance policies to be provided at the Closing pursuant to Section 2.3 and Section 4.3(a); (iv) any closing or escrow charges or other expenses payable to the Title Company conducting the Closing; and (v) property appraisals prepared in connection with the purchase and sale of the Property pursuant to this Agreement.

         (b) Seller and Purchaser shall each pay one-half of any transfer, sales, use, recordation or other similar taxes, impositions or expenses incurred in connection with the Closing of the transaction contemplated hereby and/or the recordation or filing of any documents or instruments in connection therewith or the sale, transfer or conveyance of the Property from Seller to Purchaser or the lease of the Property from Purchaser to Tenant; provided Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to Closing, and Purchaser or Tenant, as applicable, shall be solely responsible for all such taxes for any period from and after Closing, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller and any income tax arising as a result of the lease of the Property from Purchaser to Tenant shall be the sole responsibility of Tenant or Purchaser, as applicable.

         (c) Except as expressly provided in this Section 9, Seller and Purchaser shall each pay their own separate costs and expenses incurred in connection with the transaction contemplated hereby, including the fees and expenses of counsel in connection with the preparation and negotiation of this Agreement, the Lease and all other documents and instruments in connection therewith and in consummating any and all of the transactions contemplated hereby and thereby.

         (d) The obligations of the parties under this Section 9 shall survive the Closing.

         SECTION 10.  DEFAULT.

         10.1 Default by the Seller. If (i) the Seller or MI shall have made any representation or warranty herein which shall be untrue in any material respect when made or updated as herein provided, or (ii) if the Seller or MI shall fail to perform any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) days (or such additional  period as may be  reasonably  required to  effectuate  a cure of the same) after notice thereof from the Purchaser, the Purchaser may terminate this Agreement and Seller shall reimburse to Purchaser the Purchaser's expenses incurred in respect of the Property, not to exceed $30,000 (and direct Escrow Agent to refund to Purchaser the Deposit), and/or the Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief; provided, however, that, (x) in no event shall the Seller or MI be liable for (and Purchaser hereby agrees that it will not commence or prosecute any action for) consequential or punitive or exemplary damages and (y) in no event shall the aggregate liability of the Seller or MI under this Agreement and of MI and "Seller" therein under the 3-Pack Contract exceed an amount equal to Three Million One Hundred Fifty-two Thousand Six Hundred Eighty Dollars ($3,152,680.00) plus the reasonable attorneys' fees and expenses incurred by Purchaser in enforcing this Agreement and/or the 3-Pack Contract against Seller, "Seller" under the 3-Pack Contract and/or MI in respect of such default. It is understood and agreed that for purposes of this Section 10.1, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.2 Default by the Purchaser. If (i) the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or (ii) if the Purchaser shall fail to perform any of the covenants and agreements contained herein and such condition or failure shall continue for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same; provided that no such extension of time shall apply to Purchaser's failure to pay the Purchase Price at Closing or otherwise operate to extend the Closing Date) after notice thereof from the Seller, or (iii) the Seller becomes entitled to terminate (and in fact terminates) the 3-Pack Contract as a result of Purchaser's default pursuant to
Section 10.2 of the 3-Pack Contract, the Seller may, as its sole and exclusive remedy, at law, or in equity, terminate this Agreement, whereupon the Purchaser shall pay to the Seller, as liquidated damages and not as a penalty, for and on account of the Property (and the properties remaining unsold under the 3-Pack Contract, if any) the sum of Three Million One Hundred Fifty-two Thousand Six Hundred Eighty Dollars ($3,152,680.00) (which sum is inclusive of the amount of liquidated damages, if any, paid or payable by Purchaser pursuant to Section
10.02 of the 3-Pack Contract, it being the intent and agreement of the parties that Purchaser's aggregate liability for liquidated damages under this Agreement and the 3-Pack Contract shall not exceed $3,152,680.00, including any portion of the Aggregate Deposit applied thereto pursuant to Section 10.3 hereof or Section
10.3 of the 3-Pack Contract), plus the reasonable attorneys' fees and expenses incurred by Seller in enforcing this Agreement and/or the 3-Pack Contract against Purchaser in respect of Purchaser's default.


         It is understood and agreed that for purposes of this Section 10.2, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

         10.3 Purchaser's Deposit. In order to secure Purchaser's performance hereunder, including, without limitation, its obligation to pay liquidated damages as provided in Section 10.2, Purchaser has heretofore provided, or will provide immediately upon the execution and delivery of this Agreement, a Seven Hundred Sixty Thousand Seven Hundred Thirty Dollar ($760,730.00) cash deposit (the "Deposit") to the Escrow Agent. The Escrow Agent shall hold and disburse the Deposit pursuant to the terms of that certain Escrow Agreement, dated November 24, 1999 (the "Original Escrow Agreement"), entered into among MI, Purchaser, Escrow Agent, TownePlace Management Corporation and Residence Inn by Marriott, Inc., as amended by that certain Amendment to Escrow Agreement of even date herewith, entered into among the parties to the Original Escrow Agreement and SpringHill SMC Corporation (the Original Escrow Agreement as so amended herein the "Escrow Agreement"). The Deposit together with the "Deposit" under the 3-Pack Contract is herein referred to as the "Aggregate Deposit."

         If Purchaser defaults on its obligations hereunder such that Seller becomes entitled to liquidated damages as provided in Section 10.2, Seller shall be immediately entitled to the entire Aggregate Deposit to be applied to such liquidated damages. If Purchaser elects to terminate this Agreement pursuant to Sections 2.3, 2.4, 2.5, 2.7 or 8.4, or if Seller elects to terminate this Agreement pursuant to the provisions of Section 3.5 or 3.6, or if either party elects to terminate this Agreement pursuant to Section 3.1, Purchaser shall be entitled to the prompt return of the Deposit and the parties shall so direct the Escrow Agent to pay to Purchaser and thereupon shall have no further obligations hereunder except any obligations which expressly survive a termination of this Agreement. In the event Seller becomes entitled to the Aggregate Deposit, inclusive of the Deposit, hereunder, the Escrow Agent shall promptly disburse the Aggregate Deposit, including the Deposit, to Seller in the manner provided for in the Escrow Agreement.

         The Aggregate Deposit (inclusive of the Deposit) shall be held by Escrow Agent in an interest-bearing account and Escrow Agent shall be authorized to deliver the interest accrued thereon from time to time to Purchaser. Upon the occurrence of the Closing, the Escrow Agent shall return the Deposit to Purchaser.

         SECTION 11.  MISCELLANEOUS.

         11.1 Agreement to Indemnify. (a) Subject to any express provisions of this Agreement to the contrary, from and after the Closing, (i) the Seller and, if Seller is not MI, MI shall indemnify, defend and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (v) any termination of employment of employees at the Property prior to or upon the Closing resulting from the termination of employment of such employees by Seller or its operator and/or the failure of Tenant to hire such employees (including, without limitation, severance pay, wrongful discharge claims, and claims and/or fines under federal, state or local statutes or regulations, including without limitation the Worker Adjustment and Retraining Notification Act), (w) the employment of such individuals prior to the Closing Date, including, without limitation, employment-related claims; COBRA-related claims; disability claims; vacation; sick leave; wages; salaries; payments due (or allocable) to any medical, pension, and health and welfare plans, and any other employee benefit plan established for the employees at the Property; and employee-related tax obligations such as, but not limited to, social security and unemployment taxes accrued as of the Closing Date, (x) events, acts, or omissions of the Seller that occurred in connection with its ownership or operation of the Property prior to the Closing Date or obligations accruing prior to the Closing Date under any Contract of Seller (except to the extent of any adjustment made in respect of such Contract at Closing), (y) any material breach of a representation  or  warranty  made by Seller  and, if Seller is not MI, MI under
Section 6 (as such representations and warranties may be modified pursuant to said Section 6 and subject to the one-year limitation period set forth therein), or (z) any claim against Purchaser for damage to property of others or injury to or death of any person or any debts or obligations of or against Seller and arising out of any event occurring on or about or in connection with Property or any portion thereof, at any time or times prior to the Closing Date, and (ii) the Purchaser and, if Purchaser is not CHLP, CHLP shall indemnify, defend and hold harmless the Seller from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of
(x) events, acts, or omissions of the Purchaser that occur in connection with its ownership or operation of the Property from and after the Closing Date or obligations accruing from and after the Closing Date under any Contract (except to the extent of any adjustment made in respect of such Contract at Closing),
(y) any material breach of a representation or warranty made by Purchaser and, if Purchaser is not CHLP, CHLP under Section 7 (and subject to the one year limitation period set forth therein), or (z) any claim against Seller for damage to property of others or injury to or death of any person or any claims for any debts or obligations of or against Seller and arising out of any event occurring on or about or in connection with the Property or any portion thereof, at any time or times from and after the Closing Date. The provisions of this Section
11.1 shall not apply to any liabilities or obligations with respect to hazardous substances, the liabilities of the parties with respect thereto being governed by the representation and warranty of Seller set forth in Section 6.17.

         (b) Whenever it is provided in this Agreement that an obligation will continue after Closing as an obligation of Purchaser or be assumed by Purchaser after the Closing, the Purchaser and, if Purchaser is not CHLP, CHLP shall be deemed to have also agreed to indemnify and hold harmless the Seller and MI and their respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of the Purchaser to perform the obligation so continued or assumed after the Closing (but not with respect to any act or omission which occurred prior to Closing).

         (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

         (d) The provisions of this Section 11.1 shall survive the Closing hereunder and the termination of this Agreement. All representations and warranties made in this Agreement shall survive the Closing for a period of one year. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced, if at all, on or before the date which is twelve (12) months after the date of Closing and served promptly (but in no event later than sixty (60) days after commencement) and, if not commenced on or before such date and so served, thereafter shall be void and of no force or effect.

         11.2 Brokerage Commissions. Each of the parties hereto represents to the other party that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Seller shall indemnify and hold harmless the Purchaser and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Seller. The Purchaser shall indemnify and hold harmless the Seller and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 11.2 shall survive the Closing hereunder and any termination of this Agreement.

         11.3     Intentionally Omitted.

         11.4 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a controlling interest in the Seller, the Purchaser or any of their affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other party as soon as such party learns that it must make such disclosure.

         11.5 Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

         (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

         (c)      All such notices shall be addressed,

         if to the Seller to:

                  Marriott International, Inc
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn:  Treasury
                  [Telecopier No. (301) 380-5067]
           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn:  Law Department
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP 2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn:  Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         If to the Purchaser, to:

                  CNL Hospitality Partners, LP
                  CNL Center at City Commons
                  450 South Orange Avenue
                  Orlando, Florida  32801-3336
                  Attn: Senior Vice President of Finance and Administration [Telecopier No. (407) 650-1085]

         with a copy to:

                  Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
                  215 North Eola Drive
                  Post Office Box 2809
                  Orlando, Florida  32802
                  Attn:  Richard J. Fildes, Esq.
                  [Telecopier No. (407) 843-4444]



         If to MI:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/924.11
                  Bethesda, Maryland  20817
                  Attn: Treasury
                  [Telecopier No. (301) 380-5067

           with a copy to:

                  Marriott International, Inc.
                  10400 Fernwood Road, Dept. 52/923.00
                  Bethesda, Maryland  20817
                  Attn:  Law Department
                  [Telecopier No. (301) 380-6727]

                                    and

                  Holland & Knight LLP 2100 Pennsylvania Avenue, N.W.
                  Suite 400
                  Washington, D.C.  20037
                  Attn:  Michael Ruane, Esq.
                  [Telecopier No. (202) 955-5564]

         (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

         11.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         11.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other party, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by CHLP provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by CHLP, CHLP shall remain fully and primarily liable for the obligations of the "Purchaser" hereunder. This
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

         11.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         11.9 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

         11.10 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland.

         To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of Maryland as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Maryland and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

         11.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

         11.12 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

         11.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser.

         11.14 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.15 Disclosure. From and after the Closing, and at the written request of Purchaser, Seller shall provide such financial statements in respect of such Seller's operations from the date of Seller's commencement of business to the date of such Closing to the extent such financial statements are required by applicable securities laws and regulations and the SEC's interpretation thereof; provided, however, that (i) Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser's independent public accountants that applicable law or regulations require the provision of such financial statements, (ii) Purchaser shall not, without Seller's consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that Seller so elects. Any and all costs and expenses incurred by Seller, including without limitation reasonable attorneys fees and expenses, in connection with providing such financial statements to Purchaser or in connection with any challenge to an SEC assertion (including Seller's consultation or participation with Purchaser in respect of same) shall be reimbursed to Seller by Purchaser within ten (10) days following written demand by Seller.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.


                                    SELLERS:

                                    SPRINGHILL SMC CORPORATION


                                    By:    /s/ Timothy J. Grisius
                                          Timothy J. Grisius
                                          Vice President


                                    PURCHASER:

                                    CNL HOSPITALITY PARTNERS, LP


                                    By: CNL Hospitality GP Corp.,
                                        a Delaware corporation, its general
                                        partner


                                        By:   /s/ C. Brian Strickland
                                              C. Brian Strickland,
                                              Vice President of Finance
                                              and Administration

                                    MI:

                                    MARRIOTT INTERNATIONAL, INC.


                                    By: /s/ Timothy J. Grisius
                                        Timothy J. Grisius
                                        Authorized Signatory

The undersigned, CNL Hospitality Properties, Inc., joins herein for the purpose of evidencing its agreement to enter into and deliver the Guaranty of Landlord's Obligations pursuant to the terms of the foregoing Agreement.

                                    CNL HOSPITALITY PROPERTIES, INC.

                                    By: /s/ C. Brian Strickland
                                        C. Brian Strickland,
                                        Vice President of Finance and
                                        Administration